SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 of 15(d) of the
Securities Exchange Act of 1934
February 16, 2007

Date of Report (date of earliest event reported)
CET SERVICES, INC.

Exact name of Registrant as Specified in its Charter

California	1-13852	33-0285964

State or Other Jurisdiction of Incorporation	Commission File Number	IRS Employer Identification Number
12503 E. Euclid Dr. #30, Centennial, CO 80111

Address of Principal Executive Offices, Including Zip Code
(720) 875-9115

Registrant’s Telephone Number, Including Area Code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On February 16, 2007, CET Services, Inc. (the “Company” or “CET”) entered into an Agreement and Plan of Merger by and among the Company, Interactive Acquisition Corporation, a Nevada corporation and wholly owned subsidiary of the Company, Zoi Interactive Technologies, Inc. (“ZOI”), and CET Services of Nevada, Inc., a Nevada Corporation (the “Merger Agreement”).
     Under the terms of the Merger Agreement, a newly-formed subsidiary of CET will merge into ZOI, ZOI will become a wholly-owned subsidiary of CET, and the shareholders of ZOI will receive shares of CET common stock in exchange for their ZOI shares (“Merger”). The Merger Agreement further provides that CET will issue to the shareholders of ZOI a total of approximately 34,899,000 shares of CET common stock and will assume all of ZOI’s outstanding options, warrants and convertible debt, which convertible securities will become exercisable for CET common stock.
     In connection with the execution of the Merger Agreement, CET entered into a Stock Repurchase Agreement to purchase from Steven H. Davis, CET’s Chief Executive Officer, 1,000,000 outstanding shares of CET common stock held by Mr. Davis. CET would pay for the shares by transferring certain real estate properties to Mr. Davis.
     If the repurchase of shares from Mr. Davis is completed, CET’s shareholders will hold approximately 4.55 million shares in the combined entity. CET and ZOI anticipate that CET will consummate a reverse stock split in connection with the Merger, which will proportionately adjust the CET share numbers provided herein.
     Subject to certain conditions, the Merger Agreement provides that CET will change its jurisdiction of incorporation from California to Nevada. In addition, the directors and officers of the combined company will be designated by ZOI, and the companies anticipate that these individuals will consist of the officers and directors of ZOI immediately before the Merger. The transaction has been approved by the Boards of both companies. The closing of the transaction contemplated by the Merger Agreement is subject to the satisfaction of customary conditions, including approval by the stockholders of both companies and holders of no more than 5% of the outstanding shares of CET common stock having exercised dissenters’ right with respect to their shares by virtue of the Merger. Absent unforeseen delays, the transaction is expected to close during the second quarter of 2007.
     Simultaneously with the execution of the Merger Agreement, on February 16, 2007, Steven H Davis, the Chief Executive Officer of CET who holds approximately 21% of the outstanding CET common stock, entered into a voting agreement with ZOI. Under the terms of the voting agreement, Mr. Davis agreed to vote his shares in favor of the Merger, the Merger Agreement and the transactions contemplated thereby.
     Craig C. Barto, a member of CET’s Board of Directors, holds 1,000,000 shares of Zoi Common Stock, which we expect will be convertible into between 1,500,000 and 1,600,000 shares of CET common stock upon consummation of the Merger.
     The Merger Agreement provides that as a condition to closing that each of the Company’s executive officers will enter into a severance agreement with the Company under which each executive officer will be paid an amount equal to six months’ salary. The executive officers include Steven H. Davis, Dale W. Bleck and Ann Heckler.
     The Company issued a press release dated February 20, 2007 concerning the proposed Merger. A copy of the press release is filed herewith as Exhibit 99.1

     In connection with the proposed merger, CET will prepare a proxy statement for its shareholders to be filed with the SEC. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, CET’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The Proxy Statement will be available free of charge (when available) at the SEC’s website, www.sec.gov, and shareholders of CET will also be able to obtain the proxy statement free of charge (when available) by directing their requests to Dale Bleck at CET at 720-875-3377 or dbleck@cetenv.com.
     CET and its directors and executive officers may be deemed, under SEC rules, to be soliciting proxies from CET’s shareholders in favor of the proposed Merger. Information regarding the identity of these persons, and their interests in the solicitation, will be set forth in a proxy statement to be filed with the SEC, and will be available free of charge (when available) at the SEC’s website, www.sec.gov, and shareholders of CET will also be able to obtain the proxy statement free of charge (when available) by directing their requests to Dale Bleck at CET at 720-875-3377 or dbleck@cetenv.com.
ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.
     The Merger Agreement described in Item 1.01 of this report provides that the Company would issue 34,899,000 shares of CET common stock to the shareholders of ZOI in the Merger and assume all outstanding options, warrants and convertible notes exercisable for Zoi securities (“Convertible Zoi Securities”). The issuance of the common stock to be issued in this transaction and the assumption of the Convertible Zoi Securities are expected to be exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, or Regulation D thereunder, as a transaction by an issuer not involving a public offering. The number of shares of CET’s common stock that will become issuable upon assumption of the Convertible Zoi Securities will not be determinable until immediately before the consummation of the Merger. The information concerning the Merger Agreement in Item 1.01 of this report is incorporated into Item 3.02 by reference.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit 99.1	Press Release dated February 20, 2007.

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SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CET SERVICES, Inc. (Registrant)
Date: February 20, 2007	By:	/s/ Steven H. Davis
Steven H. Davis, President and
Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated February 20, 2007.